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FORM 4
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
                                                                                                 OMB APPROVAL
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                   ------------------------
                                          WASHINGTON, DC 20549                             OMB Number:  3235-0287
                                                                                           Expires: September 30, 1998
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
[ ] Check box if no                                                                        hours per response . . 0.5
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
  (Print or Type Responses)
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                  Issuer (Check all applicable)
  Brown           Donald           E.             Software Artistry, Inc. (SWRT)
-----------------------------------------------  ----------------------------------------------      Director         X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----                ---
                                                  Number of Reporting        Month/Year              Officer (give      Other
  832 Alverna Drive                               Person (Voluntary)                            ----         title  --- (Specify
-----------------------------------------------                              September 1997                  below)     below)
                 (Street)
  Indianapolis     Indiana           46260                                                              ---------------------
-----------------------------------------------
  (City)           (State)           (Zip)
                                                                          -------------------        -------------------------------
                                                                          5. If Amendment,       7. Individual or Joint/Group Filing
                                                                             Date of Original       (Check applicable line)
                                                                             (Month/Year)             X    Form filed by one
                                                                          -------------------        ----  Reporting Person
                                                                                                           Form filed by more than
                                                                                                     ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   -----------------------------------------                          Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or (D)  Price                           (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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Common                            9/18/97  S             50,000    D          $19.00        877,070              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)


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